Exhibit 99.1

August 1, 2018

SiteOne Landscape Supply Announces Second Quarter 2018 Earnings

Second Quarter 2018 Highlights (compared to Second Quarter 2017)

•	Net sales increased by 13% to $687.8 million

•	Organic Daily Sales increased by 5%

•	Gross profit increased by 14% to $229.9 million; gross margin expanded 10 basis points to 33.4%

•	Net income increased by 43% to $63.1 million

•	Adjusted EBITDA increased by 12% to $103.0 million

•	Completed four acquisitions: Terrazzo Stone, Landscaper’s Choice, Auto-Rain, and All American Stone with approximately $25 million in combined annualized revenue

Post-Quarter Highlights:

•	Completed four acquisitions: Landscape Express, Kirkwood, Stone Center, and CentralPro with approximately $75 million in combined annualized revenue

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne® Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its second quarter ended July 1, 2018 (“Second Quarter 2018”).

“Our second quarter results reflect a prolonged winter that lasted through April but was followed by a strong acceleration in Organic Daily Sales growth of 8% to 9% in May and June. With good contributions from acquisitions, we delivered record quarterly Net sales,” said Doug Black, SiteOne’s Chairman and CEO. “We also experienced higher cost inflation during the quarter, and our modestly improved gross margin demonstrates our ability to rapidly pass through those costs. We believe that we are now positioned to achieve solid gross margin and EBITDA margin improvement during the rest of the year. We continued to be active on the acquisition front, adding four companies this quarter and four more in July. We have completed eleven acquisitions so far in 2018 comprising approximately $195 million in combined annual revenue. With our base business momentum and robust pipeline of acquisitions, we are confident in our ability to drive performance and growth in the second half of the year and beyond.”

Second Quarter 2018 Results

Net sales for the Second Quarter 2018 increased to $687.8 million, or 13%, compared to $608.6 million for the prior-year period. Organic Daily Sales increased 5% compared to the prior-year period driven by strength across most product lines and positive pricing for the quarter. While the spring season had a late start, activity significantly picked up beginning in late April and continued through the quarter. Acquisitions contributed approximately $48 million in sales, or 8%, to overall growth for the quarter.

Gross profit increased to $229.9 million, or 14%, compared to $202.4 million for the prior-year period. Gross margin expanded by 10 bps to 33.4% for the Second Quarter 2018. The increase in gross margin was due to pricing, category management and supply chain benefits that were partially offset by cost inflation.

Selling, general and administrative expenses (“SG&A”) in the Second Quarter 2018 increased to $145.2 million from $126.6 million in the same period last year due to the additional contribution from acquisitions and continued investment in strategic initiatives, including e-Commerce.

Net income for the Second Quarter 2018 increased to $63.1 million, compared to $44.2 million for the same period in the prior year. The increase in net income for the quarter is attributable to organic sales growth, contribution from acquisitions and a lower tax rate.

Adjusted EBITDA increased to $103.0 million for the Second Quarter 2018, compared to Adjusted EBITDA of $92.3 million for the prior-year period.

Outlook

For fiscal 2018, we continue to expect Adjusted EBITDA to be in the range of $180 million to $192 million.

Reconciliation for the forward-looking full-year 2018 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, August 1, 2018, at 8 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13681402. The replay will be available until 11:59 p.m. (ET) on August 15, 2018.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.
Pascal Convers
Executive Vice President, Strategy, Development and Investor Relations
470-270-7011
investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2018 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), depreciation and amortization and interest expense, net of interest income. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus capital leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield stores, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

Assets	July 1, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$17.1	$16.7
Accounts receivable, net of allowance for doubtful accounts of $5.6 and $4.7, respectively	325.8	219.9
Inventory, net	447.5	338.3
Income tax receivable	1.3	2.7
Prepaid expenses and other current assets	31.0	24.3
Total current assets	822.7	601.9

Property and equipment, net	82.5	75.5
Goodwill	125.5	106.5
Intangible assets, net	131.8	112.8
Other assets	18.5	14.0
Total assets	$1,181.0	$910.7

Liabilities and Equity
Current liabilities:
Accounts payable	$215.4	$124.1
Current portion of capital leases	5.8	4.9
Accrued compensation	35.0	40.1
Long term debt, current portion	3.5	3.5
Accrued liabilities	46.4	33.2
Total current liabilities	306.1	205.8

Other long-term liabilities	13.6	16.8
Capital leases, less current portion	8.9	6.8
Deferred tax liabilities	13.4	8.4
Long-term debt, less current portion	569.6	460.1
Total liabilities	911.6	697.9

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 40,512,209 and 39,977,181 shares issued, and 40,491,298 and 39,956,270 shares outstanding at July1, 2018 and December 31, 2017, respectively	0.4	0.4
Additional paid-in capital	235.6	227.8
Retained earnings (accumulated deficit)	32.3	(15.1)
Accumulated other comprehensive income (loss)	1.1	(0.3
Total equity	269.4	212.8
Total liabilities and equity	$1,181.0	$910.7

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017

Net sales	$687.8	$608.6	$1,059.2	$943.6
Cost of goods sold	457.9	406.2	720.8	640.3
Gross profit	229.9	202.4	338.4	303.3

Selling, general and administrative expenses	145.2	126.6	276.9	240.3
Other income	1.1	1.3	3.7	2.2
Operating income	85.8	77.1	65.2	65.2

Interest and other non-operating expenses, net	8.0	6.6	14.6	12.8
Net income before taxes	77.8	70.5	50.6	52.4
Income tax expense	14.7	26.3	4.5	18.7
Net income	63.1	44.2	46.1	33.7

Net income per common share:
Basic	$1.56	$1.11	$1.15	$0.85
Diluted	$1.48	$1.07	$1.08	$0.82
Weighted average number of common shares outstanding:
Basic	40,347,185	39,741,610	40,209,209	39,680,303
Diluted	42,642,893	41,325,296	42,601,705	41,185,882

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	July 1, 2018	July 2, 2017
Cash Flows from Operating Activities:
Net income	$46.1	$33.7
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10.0	8.2
Stock-based compensation	4.2	3.0
Amortization of software and intangible assets	14.2	12.4
Amortization of debt related costs	1.6	1.5
Loss on extinguishment of debt	—	0.1
Loss on sale of equipment	—	0.2
Other	(1.0)	(0.1)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(95.3)	(82.5)
Inventory	(88.9)	(89.2)
Income tax receivable	2.6	1.7
Prepaid expenses and other assets	(6.0)	(10.2)
Accounts payable	81.6	78.1
Income tax payable	—	15.0
Accrued expenses and other liabilities	2.5	(3.6)
Net Cash Used In Operating Activities	$(28.4)	$(31.7)

Cash Flows from Investing Activities:
Purchases of property and equipment	(8.0)	(5.7)
Purchases of intangible assets	(3.0)	—
Acquisitions, net of cash acquired	(67.3)	(59.6)
Proceeds from the sale of property and equipment	0.2	0.2
Net Cash Used In Investing Activities	$(78.1)	$(65.1)

Cash Flows from Financing Activities:
Equity proceeds from common stock	3.9	1.0
Borrowings under term loan	—	299.5
Repayments under term loan	(1.7)	(298.6)
Borrowings on asset-based credit facility	242.9	222.8
Repayments on asset-based credit facility	(133.3)	(120.7)
Debt issuance costs paid	—	(1.0)
Payments on capital lease obligations	(3.0)	(2.3)
Other financing activities	(1.8)	(0.1)
Net Cash Provided By Financing Activities	$107.0	$100.6

Effect of exchange rate on cash	(0.1)	0.1
Net Change In Cash	0.4	3.9

Cash and cash equivalents:
Beginning	16.7	16.3
Ending	$17.1	$20.2

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	12.7	12.6
Cash paid during the year for income taxes	1.5	2.5

Supplemental Disclosures of Noncash Investing and Financing Information:
Acquisition of property and equipment through capital leases	4.7	3.2

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

	2018		2017				2016
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net income (loss)	$63.1	$(17.0)	$4.0	$16.9	$44.2	$(10.5)	$(5.6)	$14.9
Income tax (benefit) expense	14.7	(10.2)	(11.4)	10.7	26.3	(7.6)	(4.1)	10.7
Interest expense, net	8.0	6.6	6.2	6.2	6.6	6.2	6.7	6.3
Depreciation and amortization	12.5	11.7	11.4	11.1	10.8	9.8	9.6	9.7
EBITDA	98.3	(8.9)	10.2	44.9	87.9	(2.1)	6.6	41.6
Stock-based compensation(a)	2.1	2.1	1.4	1.5	1.6	1.4	1.3	1.1
(Gain) loss on sale of assets(b)	0.1	(0.1)	0.4	—	0.1	0.1	0.1	—
Financing fees(c)	—	—	0.2	0.4	1.1	—	1.1	0.4
Acquisitions and other adjustments(d)	2.5	1.8	3.1	1.6	1.6	1.8	2.1	0.6
Adjusted EBITDA(e)	$103.0	$(5.1)	$15.3	$48.4	$92.3	$1.2	$11.2	$43.7

_____________________________________

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale or write-down of assets not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments, as well as fees incurred in connection with our secondary offerings.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

	2018		2017
	Qtr 2	Qtr 1	Qtr 2	Qtr 1
Net sales	$687.8	$371.4	$608.6	$335.0
Organic Sales	609.1	337.9	578.3	329.4
Acquisition contribution(a)	78.7	33.5	30.3	5.6
Selling Days	64	64	64	64
Organic Daily Sales	$9.5	$5.3	$9.0	$5.1

________________________________
(a)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2018 fiscal year.